EXHIBIT B

AUDITED FINANCIAL STATEMENTS OF THE COMPANY FOR THE YEARS ENDED December 31, 2011 AND 2010

Index to Financial Statements

Page No.
Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheet at December 31, 2011	F-2

Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 2011 and 2010	F-3

Consolidated Statements of Deficiency in Stockholders’ Equity for the two years ended December 31, 2011	F-4 to F-7

Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010	F-8

Notes to Consolidated Financial Statements	F-9 to F-30

Report of Independent Public Accounting Firm

Board of Directors and Stockholders

Power of the Dream Ventures, Inc. (formerly Tia V)

(a development stage company)

Budapest, Hungary

We have audited the accompanying balance sheets of Power of the Dream Ventures, Inc. (formerly Tia V), a development stage company, as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period then ended and the period from inception (April 26, 2006) to December 31, 2011.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Power of the Dream Ventures, Inc. (formerly Tia V) at December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the two years in the period then ended and the period from inception (April 26, 2006) through December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

March 30, 2012

BDO Hungary Audit Ltd.

MKVK number: 002387

Ferenc Baumgartner	András Nagy
Registered Auditor	General Manager

MKVK number: 002955

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Amounts in USD

		December 31, 2011	December 31, 2010

ASSETS

Current Assets
Cash		$28,948	$2,195
Other receivables	3	4,399	14,959
Total Current Assets		33,347	17,154

Fixed assets, net	5	195,771	308,843
Total Assets		229,118	325,997

LIABILITIES

Current Liabilities
Accounts payable and accrued and other liabilities		$296,683	$273,741
Capital leases payable, current portion	7	60,520	64,723
Short term loans from related parties		67,183	94,064
Note payable	6	230,000	195,000
Total Current Liabilities		654,386	627,528

Long term liabilities
Capital leases payable, less current portion	7	108,320	178,562
Total Long Term Liabilities		108,320	178,562

Stockholders’ Equity Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 2,000,000 issued
Common stock, $.0001 par value; 250,000,000 shares authorized, 38,488,044 and 52,109,017 shares issued and outstanding	8	6,249	5,211
Additional Paid-In Capital Deficit accumulated during development stage Other Comprehensive Income		9,204,361 (9,594,569) (8,227)	8,236,638 (8,343,534) 5,564
Unearned Compensation		(141,402)	(383,972)
Total Stockholders’ Equity		(533,588)	(480,093)

Total liabilities and stockholders’ equity		229,118	325,997

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Amounts in USD

				For the Period from April 26, 2006
	Notes	For the year ended December 31, 2011	For the year ended December 31, 2010	(date of inception) to December 31, 2011

Net Sales		$ -	$ -	$ 5,833
Cost of Sales		-	-	(3,711)

Gross margin		-	-	2,122
Material expenses		18,186	14,244	94,164
General administration	9	957,318	349,997	7,359,068
Research and development	4	50,000	-	824,807
Personnel expenses		94,223	83,336	480,667
Depreciation and amortization	5	92,536	98,168	453,963
Other expenses, net		342	6,700	15,247
Operating expenses		1,212,605	552,445	9,227,916
Loss from operations		(1,212,605)	(552,445)	(9,225,794)
Interest income and exchange gains		(38,427)	(36,465)	(116,804)

Loss before income taxes		(1,251,032)	(588,910)	(9,342,598)
Income taxes		(3)	-	(1,208)
Net loss		(1,251,035)	(588,910)	$ (9,343,806)
Basic loss per share Diluted loss per share Weighted average number of shares outstanding – Basic Weighted average number of shares outstanding – Diluted		$(0.02) $(0.02) 54,911,824 54,911,824	$(0.01) $(0.01) 51,124,922 51,124,922

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

Amounts in USD

	Common Shares	Stocks Amount	Accumulated Deficit During Developmental Stage	Additional Paid In Capital	Other Comprehensive Income	Unearned Compensation	Total	Comprehensive Income/ (Loss)

Issuance of common stock	33,300,000	$ 3,330		$ 10,670			$ 14,000
Contributed Capital				96,100			96,100
Currency Translation Adjustment					$ 4,151		4,151	4,151
Net loss for the period			$ (35,100)				(35,100)	(35,100)
Balance at December 31, 2006	33,300,000	3,330	(35,100)	106,770	4,151	-	79,151	(30,949)
Contributed Capital				53,735			53,735
Recapitalization upon Reverse Merger on April 10, 2007 (See Note 1)	2,500,000	250	(250,763)				(250,513)
Private placement of shares at $0.34 per share (See Note 10)	2,250,000	225		764,775			765,000
Shares issued for services at $0.34 per share (See Note 10)	1,875,000	188		637,313		$ (467,501)	170,000
Shares issued for research and development at $0.34 per share (See Note 10)	100,000	10		33,990			34,000
Private placement at $2.5 per share (See Note 10)	104,000	10		259,990			260,000
Shares issued for stock based compensation at $2.5 per share (See Note 10)	1,036,000	104		2,589,896		(2,590,000)	-
Amortization of Unearned Compensation						1,124,932	1,124,932
Currency Translation Adjustment					(14,001)		(14,001)	(14,001)
Net loss for the period			(1,992,472)				(1,992,472)	(1,992,472)
Balance at December 31, 2007	41,165,000	$ 4,117	$ (2,278,335)	$ 4,446,469	$ (9,850)	$ (1,932,569)	$ 229,832	$ (2,006,473)

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

Amounts in USD

	Common Shares	Stocks Amount	Accumulated Deficit During Developmental Stage	Additional Paid In Capital	Other Comprehensive Income	Unearned Compensation	Total	Comprehensive Income/ (Loss)
Balance at December 31, 2007	41,165,000	$ 4,117	$ (2,278,335)	$ 4,446,469	$ (9,850)	$ (1,932,569)	$ 229,832
Private placement of shares at $3.25 per share (See Note 10)	32,500	3		105,622			105,625
Shares issued for services at $0.7 per share (See Note 10)	306,570	31		214,568		(214,599)	-
Shares issued for services at $0.75 per share (See Note 10)	1,500,000	150		1,124,850		(1,125,000)	-
Shares issued for services at $1.35 per share (See Note 10)	111,111	11		149,989		(150,000)	-
Private placement of shares at $0.4 per share (See Note 10)	2,500,000	250		999,750			1,000,000
Shares issued for Standby Equity Distribution Agreement at $0.4 per share	2,000,000	200		(200)			-
Amortization of Unearned Compensation						3,018,710	3,018,710
Currency Translation Adjustment					36,465		36,465	36,465
Net loss for the period			(3,958,212)				(3,958,212)	(3,958,212)
Balance at December 31, 2008	47,615,181	$ 4,762	$ (6,236,547)	$ 7,041,048	$ 26,615	$ (403,458)	$ 432,420	$ (3,921,747)
Shares issued for stock based compensation at $0.4 per share (See Note 8)	700,000	70		279,930		(280,000)	-
Private placement for $0.2 per share	111,110	11		22,211			22,222
Private placement for $0.16 per share	175,000	18		27,982			28,000
Shares issued for services at $0.4 per share (See Note 8	250,000	25		99,975		(60,000)	40,000
Amortization of Unearned Compensation						728,458	728,458
Currency Translation Adjustment					17,823		17,823	17,823
Net loss for the period			(1,518,077)				(1,518,077)	(1,518,077)
Balance at December 31, 2009	48,851,291	$ 4,886	$ (7,754,624)	$ 7,471,146	$ 44,438	$ (15,000)	$ (249,154)	$ (1,500,254)

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

Amounts in USD

Common Shares	Stocks Amount	Accumulated Deficit During Developmental Stage	Additional Paid In Capital	Other Comprehensive Income	Unearned Compensation	Total	Comprehensive Income/ (Loss)
Balance at December 31, 2009	48,851,291	$4,886	$(7,754,624)	$7,471,146	$44,438	$(15,000)	$(249,154)
Private placement for $0.12 and $0.1 per share	1,597,500	159	159,542	159,701
Private placement for $0.5 per share (See Note 8)	70,000	7	34,993	35,000
Shares issued for services at $0.5 per share (See Note 8)	1,027,000	100	513,400	(513,500)	-
Shares issued for stock based compensation at $0.1 per share (See Note 8)	540,000	54	53,946	(54,000)	-
Shares issued for services at $0.1 per share (See Note 8)	20,000	2	1,998	(2,000)	-
Exercise of warrant	3,226	3	1,613	1,616
Amortization of Unearned Compensation	200,528	200,528
Currency Translation Adjustment	(38,874)	(38,874)	(38,874)
Net loss for the period	(588,910)	(588,910)	(588,910)
Balance at December 31, 2010	52,109,017	$5,211	$(8,343,534)	8,236,638	$5,564	$(383,972)	$(480,093)	$(627,784)

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

Amounts in USD

Preferred Shares	Common Shares	Stocks Amount	Accumulated Deficit During Developmental Stage	Additional Paid In Capital	Other Comprehensive Income	Unearned Compensation	Total	Comprehensive Income/ (Loss)
Balance at December 31, 2010	-	52,109,017	$ 5,211	$ (8,343,534)	8,236,638	$ 5,564	$ (383,972)	$ (480,093)	$ (627,784)

Private placement at $0.29 per share (see Note 8)	196,489	20	56,962	56,982
Conversion of note at $0.29 per share	2,400,000	240	69,760	70,000
Private placement at $0.16 per share (see Note 8)	1,727,013	172	276,150	276,322
Private placement at $0.12 per share (see Note 8)	17,825	2	2,135	2,137
Shares issued for services per share (See Note 8)	1,970,000	197	457,691	(457,888)	-
Shares issued for stock based compensation at $0.15 per share (See Note 8)	540,000	54	80,946	(81,000)	-
Private placement at $0.16 per share (see Note 8)	27,700	3	4,429	4,432
Conversion of note at $0.01 per share	3,500,000	350	19,650	20,000
Cancellation of common stock (and issue of preferred stock)	2,000,000	(24,000,000)	-
Amortization of Unearned Compensation	781,458	781,458
Currency Translation Adjustment	(13,791)	(13,791)	(13,791)
Net loss for the period	(1,251,035)	(1,251,035)	(1,251,035)
Balance at December 31, 2011	2,000,000	38,488,044	$ 6,249	$ (9,594,569)	9,204,361	$ (8,227)	$ (141,402)	$ (533,588)	$(1,264,826)

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF CASH FLOWS

Amounts in USD

	Notes	For the year ended December 31, 2011	For the year ended December 31, 2010	Cumulative from April 26, 2006 (date of inception) to December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		$ (1,251,035)	$ (588,910)	$ (9,343,806)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of stock-based compensation		781,458	200,528	5,854,086
Recapitalization under reverse merger		-	-	(250,763)
Issue of shares for services		-	-	210,000
Issue of shares for research and development		-	-	34,000
Depreciation and amortization		92,536	98,168	453,963
		(377,041)	(290,214)	(3,042,520)
Changes in operating assets and liabilities:
(Increase) Decrease in other current assets		10,560	4,751	(4,399)
Increase( Decrease) in related party liabilities		(26,881)	94,064	67,183
(Decrease) Increase in accounts payable and accrued liabilities		22,942	48,591	546,683

Net cash used in operating activities		(370,420)	(142,808)	(2,433,053)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets		(53,912)	(68,906)	(573,433)
Net cash used in investing activities		(53,912)	(68,906)	(573,433)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stockholders		-	-	149,835
Exercise of warrant		-	1,616	1,616
Proceeds from sale of common stock		339,873	194,701	2,740,091
Proceeds from issuance of notes		125,000	-	70,000
Net cash from financing activities		464,873	194,701	2,961,542

Effect of exchange rate changes on cash		(13,788)	7,866	73,892

Net (decrease) increase in cash		26,753	(7,531)	28,948

Cash at beginning of period		2,195	9,726	-

Cash at end of period		$ 28,948	$ 2,195	$ 28,948

Supplemental disclosure of cash flow information:
Non-cash investing and financing transactions
Issuance of shares for services		$ 457,888	$ 515,500	$ 4,034,488
Issuance of shares for liabilities assumed under reverse merger		-	-	$ 250,513
Issuance of stock based compensation shares		-	-	$ 2,590,000
Purchase of fixed assets through the assumption of capital lease obligations		406,558	406,558	$ 406,558

Cash paid for:
Interest		-	-	40,980
Taxes		-	-	-

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 1    -

GENERAL INFORMATION

Power of the Dream Ventures, Inc., f/k/a “Tia V, Inc.” (“PDV” or the “Company”) was incorporated in Delaware on August 17, 2006, with the objective to acquire, or merge with, an operating business.

Reverse merger

PDV entered into and consummated a Securities Exchange Agreement (“Exchange Agreement”) on April 10, 2007. Under the terms of the Exchange Agreement, PDV acquired all the outstanding equity interests of Vidatech, Kft. (also known as Vidatech Technological Research and Development LLC) a limited liability company formed under the laws of the Republic of Hungary, (“Vidatech”) in exchange for 33,300,000 shares of PDV’s common stock, and Vidatech thereby became a wholly-owned Hungarian subsidiary of PDV. PDV is governed by the law of the State of Delaware, and its wholly-owned subsidiary, Vidatech, is governed by the law of the Republic of Hungary. PDV and Vidatech are herein collectively referred to as the “Company.”

Following the acquisition the former stockholders of Vidatech owned a majority of the issued and outstanding common stock of PDV and the management of Vidatech controlled the Board of Directors of PDV and its wholly-owned Hungarian subsidiary Vidatech. Therefore the acquisition has been accounted for as a reverse merger (the “Reverse Merger”) with Vidatech as the accounting acquirer of PDV. The accompanying consolidated financial statements of the Company reflect the historical results of Vidatech, and the consolidated results of operations of PDV subsequent to the acquisition date. In connection with the Exchange Agreement, PDV adopted the fiscal year end of Vidatech as December 31.

All reference to shares and per share amounts in the accompanying consolidated financial statements have been restated to reflect the aforementioned shares exchange.

Business

The Company is engaged in the acquisition, development, licensing and commercialization of and the investment in, directly or through business acquisitions, technologies developed in Hungary. In furtherance of its business, the Company provides research and development services to the companies, inventors from whom it acquires technologies or participation interests in technologies. A goal of the Company is to support research and development activities and to sell the products of inventions to the technological market.

From inception through December 31, 2011, the Company primarily focused on the raising of capital. As of December 31, 2011, We originally managed seven technologies: RiverPower, the Buresch Inventions (Desalination and H2O gas technology,) the Kalmar inventions (FireSAFE fire-proofing liquid; technology for utilizing communal waste as a concrete additive; technology for repairing potholes with the use of recycled plastics; technology for neutralizing red mud; biodegradable deicing solution and PVC shielded electric cable recycling technology), and an equity interest in ‘iGlue, Inc (Ticker: IGLU)’, a company formed to develop next generation semantic internet based search engine and content organizer applications. As of December 31, 2011 we have discontinued efforts to develop the Buresch inventions, the Kalmar inventions, RiverPower and the Toth Telescope. (see Note 4). As of December 31, 2011, the Company has only realized limited revenues from the now discontinued TothTelescope project and has not realized any revenues from the other, now discontinued inventions. As a result, the accompanying consolidated financial statements have been presented on a development stage basis.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

FireSAFE

On August 20, 2008 the Company licensed its FireSAFE technology to a group of Hungarian investors for a license acquisition fee of HUF 20,000,000 (approximately $120,000), where half of the license fee was received by the Company in August of 2008, and the other half due once independent testing and verification of the technology completed, but no later than June 31, 2009. The received amount was recorded as a liability in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104"), which superseded Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101"). A new company called FireLESS Ltd. was established and given commercialization license. The Company received 30% equity in FireLESS Ltd in addition to the one time license acquisition fee which was recorded as research and development expense in accordance with ASC 730-10-25 “Accounting for Research and Development Costs (See also Note 4).

To protect the intellectual property FireSAFE represents, on October 20, 2008 the Company filed a PCT patent application in addition to the already filed Hungarian application to protect FireSAFE internationally.

As of December 31, 2011 we have completed all testing of Firesafe. Althoug the product proved to be espeecially suiuted for natural fire containment it was determined that it would require substantial financil expenditure in terms of makerting to appropriately differentiate Firesafe from competing product. It is believed that this expenditure is prohibitive in terms of realizing reasonable profit on the product, even though it matchedor even beat competing offerings. Therefore it has been decided that Firesafe will not be continued and all further research will be stopped. As of December 31, 2011 we no longer maintain our patents on Firesafe. Overall invested capital was returned on the licensing fee for this product.

TothTelescope

On July 15, 2009 our exclusive distributor agreement expired with Attila Toth, Inventor of the TothTelescope. After extensive review of the technology, the available market and hurdles associated with manufacturing and distributing the TothTelescope, we have elected not to renew the distribution agreement and discontinue the project. Since inception only 10 telescopes were sold. Overall invested capital was returned from commissions earned on these sales.

Yorkville SEDA

On October 8, 2008, Power of the Dream Ventures, Inc. (the “Company”) entered into a Standby Equity Distribution Agreement (the “Standby Equity Distribution Agreement”) with YA Global Investments, L.P. (the “Investor”). Pursuant to the terms of the Standby Equity Distribution Agreement, the Company (a) agreed to issue and sell to the Investor up to $5,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) in tranches of equity, based upon a specified discount to the market price of the Common Stock, calculated over the five trading days following notice by the Company of an election to sell shares; and (b) issued to the Investor a warrant (the “Warrant”) to purchase 4,027,386 shares of Common Stock at the exercise price per share of $0.29. The Warrant is not part of the commitment shares issued by the company to the investor. The investor must purchase the shares underlying the Warrant. The Warrant price was determined based upon the highest Bid price on the day of the closing of the agreement.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Yorkville SEDA (Continued)

In connection with the Standby Equity Distribution Agreement, the Company entered into a Registration Rights Agreement with the Investor (the “Registration Rights Agreement”) pursuant to which the Company agreed to register for resale the shares of Common Stock that may be purchased by the Investor pursuant to the Standby Equity Distribution Agreement, the shares of Common Stock issuable upon exercise of the Warrant and 2,000,000 shares of Common Stock (the “Commitment Shares”) issued to the Investor as a commitment fee pursuant to the terms of the Standby Equity Distribution Agreement. The commitment fee is recorded by decreasing additional paid in capital.

Financing from this transaction will be used by the Company for the continued development of its current technologies, commercialization of same, the acquisition of new technologies and for general corporate expenses.

The Company filed the details of this transaction on Form 8-K with the Commission on October 14, 2008.

On September 24, 2010 the Company notified YA Global Investments in writing of its intention to terminate the Standby Equity Distribution Agreement (SEDA).

In response to this letter YA Global informed the company in a letter dated October 5, 2010 that the SEDA agreement will terminate on or about October 15, 2010. YA Global also informed the company that even though the SEDA agreement is terminated its associated Warrant to purchase 4,027,386 shares of Our common stock remains in effect until it expires on October 8, 2013.

On October 18, 2010 the company received notice from YA global for the exercise of 50,000 warrant shares on a cashless basis. This cashless exercise resulted in the issuance of 3,226 shares of Common stock to YA Global. Following this exercise YA Global has 3,977,386 warrant shares available for purchase.

Genetic Immunity

On February 23, 2009 the Company entered into a consultation agreement with Genetic Immunity, a Hungarian biotechnology research and development company working on immune amplification nanomedicine products, including a HIV vaccine currently in Phase 2 clinical trials.

According to the terms of the agreement PDV will provide Genetic Immunity business development expertise, will facilitate the publication, via internationally distributed press releases, of Genetic Immunity’s past, present and future news items, and will advise Genetic Immunity on going public in the United States based on Power of the Dream Ventures’ own experience in achieving public states.

In addition, PDV was granted rights to acquire equity in Genetic Immunity in one or several tranches for total consideration of USD $10 million in exchange for 20% equity in the Company, if all options are exercised.

Exact terms of this equity purchase option are: PDV is to acquire 2% of the Company via a USD 1,000,000 investment by April 30, 2009 in exchange for 72 units of the Genetic Immunity’s Class B stock; Company is to acquire an additional 2% of the Genetic Immunity via a USD 1,000,000 investment by August 30, 2009 in exchange for 72 units of the Genetic Immunity’s Class B stock. PDV is also granted an option to acquire an additional 16% of the Genetic Immunity via an $8,000,000 investment by February 20, 2010, in tranches or in whole, in exchange for 578 units of the Genetic Immunity’s Class B stock. If the Company misses the first deadline of April 30, 2009 this agreement shall immediately terminate. If the Company completes the first investment but missed the second date of August 30, 2009 this agreement shall terminate, but the Company will retain the Class B units already acquired. Any portion of the optional 16% equity purchase that is not exercised and closed by February 23, 2010 shall terminate. The option was extended for an unlimited period.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Genetic Immunity

On March 7, 2011 we entered into an extension of this agreement for the purpose of assisting Genteic Immunity in becoming a publicly traded corporation in the United States. The new agreement gives the Company rights to invest up to $1,400,000 into Genetic Immunity, to be completed by December 31, 2011 in one or more payment. The investment buys Genetic Immunity LLC Series B units that are convertible into common stock once the company becomes publicly traded in the United States. As of June 30, 2011 we have invested $50,000 of this amount. We anticipate raising additional capital to complete the entire investment. In exchange for the investment we are to receive 14% of Genetic Immunity once $500,000 dollars has been invested, and warrant to purchase Genetic Immunity common stock, including one million shares at $20 dollars, one million shares at $30 dollars and one million shares at $40 dollars once Genetic immunity becomes a public company.

On September 28, 2011 we signed a termination letter with Genetic Immunity whereby our option to invest in and receive warrant in Genetic Immunity have been terminated. In consideration for the $50,000 we have invested in Genetic Immunity we have received 10 Series B Units of Genetic Immunity. These units are convertible into shares of Genetic Immunity common stock at a later date at a conversion factor to be determined.

Basis of presentation

The accompanying consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America for financial information have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal recurring accruals) considered necessary to make the financial statements not misleading as of and for the period ended December 31, 2011 and for the period from April 26, 2006 (date of inception) to December 31, 2011.

Going Concern and Management’s Plan

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the continuation of the Company as a going concern and assume realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses from operations since inception. Management anticipates incurring additional losses in 2011. Further, the Company may incur additional losses thereafter, depending on its ability to generate revenues from the licensing or sale of its technologies and products, or to enter into any or a sufficient number of joint ventures. The Company has minimal revenue to date. There is no assurance that the Company can successfully commercialize any of its technologies and products and realize any revenues therefore. The Company’s technologies and products have never been utilized on a large-scale commercial basis and there is no assurance that any of its technologies or products will receive market acceptance. There is no assurance that the Company can continue to identify and acquire new technologies.

Since inception through December 31, 2011, the Company had an accumulated deficit of $9,594,569 and net cash used in operations of $2,433,053. However, management of the Company believes that the recent funding from the private placement of the Company’s common shares (See Note 8) will allow them to continue operations and execute its business plan.

On March 16, 2011 the Company entered into a Convertible Promissory Note with Infinite Funding LLC whereby Infinite Funding provided $76,000 dollars in loans to the Company. The note bears interest at 10%, is due December 5, 2011, and is convertible into shares of common stock at a conversion price of $0.05. On December 4, 2011 we received an extension to this note to December 31, 2012.

On July 19, 2011 the Company entered into a Convertible Promissory Note with Infinite Funding LLC whereby Infinite Funding provided $49,000 dollars in loans to the Company. The note bears interest at 12%.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Management believes the Company has adequate capital to keep the Company functioning through December 31, 2012. However, the need may arise, in the normal course of business, to raise additional capital if we want to accelerate development work, for the acquisition of additional technologies, or to meet unforeseen financial needs. No assurance can be given that the Company can obtain additional working capital, or if obtained, that such funding will not cause substantial dilution to shareholders of the Company. If the Company is unable to raise additional funds, if needed, it may be forced to change or delay its contemplated marketing and business plan. Being a development stage company, the Company is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of a new product, many of which risks are beyond the control of the Company. All of the factors discussed above raise substantial doubt about the Company’s ability to continue as a going concern.

These consolidated financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies adopted in preparation of the consolidated financial statements are set out below.

Principles of Consolidation

The consolidated financial statements include the accounts of PDV and its wholly-owned Hungarian subsidiary, Vidatech. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates:

The preparation of the financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect amounts reported herein. Management believes that such estimates, judgments and assumptions are reasonable and appropriate. However, due to the inherent uncertainty involved, actual results may differ from those based upon management’s judgments, estimates and assumptions. Critical accounting policies requiring the use of estimates are depreciation and amortization and share-based payments

Revenue Recognition:

Sales are recognized when there is evidence of a sales agreement, the delivery of the goods or services has occurred, the sales price is fixed or determinable and collectability is reasonably assured, generally upon shipment of product to customers and transfer of title under standard commercial terms. Sales are measured based on the net amount billed to a customer. Generally there are no formal customer acceptance requirements or further obligations.  Customers do not have a general right of return on products shipped therefore no provisions are made for return.

Accounts Receivable and Allowance for Doubtful Accounts:

Accounts receivable are stated at historical value, which approximates fair value. The Company does not require collateral for accounts receivable. Accounts receivable are reduced by an allowance for amounts that may be uncollectible in the future. This estimated allowance is determined by considering factors such as length of time accounts are past due, historical experience of write offs, and customers’ financial condition.

Inventories:

Inventories are stated at the lower of cost, determined based on weighted average cost or market. Inventories are reduced by an allowance for excess and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Fixed assets:

Fixed assets are stated at cost or fair value for impaired assets. Depreciation and amortization is computed principally by the straight-line method. Asset amortization charges are recorded for long lived assets. In the related periods, no asset impairment charges were accounted for. Depreciation is recorded commencing the date the assets are placed in service and is calculated using the straight line basis over their estimated useful lives.

The estimated useful lives of the various classes of long-lived assets are approximately 3-7 years.

Pensions and Other Post-retirement Employee benefits:

In Hungary, pensions are guaranteed and paid by the government or by pension funds, therefore no pensions and other post-retirement employee benefit costs or liabilities are to be calculated and accounted by the Company.

Product warranty:

The Company accrues for warranty obligations for products sold based on management estimates, with support from sales, quality and legal functions, of the amount that eventually will be required to settle such obligations. At December 31, 2011, the Company had no warranty obligations in connection with the products sold.

Advertising costs:

Advertising and sales promotion expenses are expensed as incurred.

Research and development and Investment and Advances to Non-Consolidated Entities:

In accordance with ASC 730-10-25 “Accounting for Research and Development Costs,” all research and development (“R&D”) costs are expensed when they are incurred, unless they are reimbursed under specific contracts. Assets used in R&D activity, such as machinery, equipment, facilities and patents that have alternative future use either in R&D activities or otherwise are capitalized. In connection with investments and advances in development-stage technology entities in which the company owns or controls less than a 50% voting interest, (see Note 4) where repayment from such entity is based on the results of the research and development having future economic benefit, the investment and advances are accounted for as costs incurred by the Company as research and development in accordance with ASC 730-20-25 “Research and Development Arrangements”.

Income taxes:

The Company accounts for income taxes in accordance with ASC 740-10-25, “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are provided against deferred tax assets to the extent that it is more likely than not that the deferred tax assets will not be realized.

Comprehensive Income (Loss):

ASC 220-10-25, “Accounting for Comprehensive Income,” establishes standards for reporting and disclosure of comprehensive income and its components (including revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The items of other comprehensive income that are typically required to be disclosed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. Accumulated other comprehensive loss, at December 31, 2011 is $8,227.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Translation of Foreign Currencies:

The U.S. dollar is the functional currency for all of the Company’s businesses, except its operations in Hungary. Foreign currency denominated assets and liabilities for this unit is translated into U.S. dollars based on exchange rates prevailing at the end of each period presented, and revenues and expenses are translated at average exchange rates during the period presented. The effects of foreign exchange gains and losses arising from these translations of assets and liabilities are included as a component of equity, under other comprehensive income.

Loss per Share:

Under ASC 260-10-45, “Earnings Per Share”, basic loss per common share is computed by dividing the loss applicable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per common share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. There were no common stock equivalents or potentially dilutive securities outstanding during the years ended December 31, 2011 and 2010, respectively. Accordingly, the weighted average number of common shares outstanding for the years ended December 31, 2011 and 2010, respectively, is the same for purposes of computing both basic and diluted net income per share for such years.

Business Segment:

ASC 280-10-45, “Disclosures About Segments of an Enterprise and Related Information,” establishes standards for the way public enterprises report information about operating segments in annual consolidated financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographical areas and major customers. The Company has determined that under ASC 280-10-45, there are no operating segments since substantially all business operations, assets and liabilities are in Hungarian geographic segment.

Share-Based Payments:

In accordance with ASC 718-10 “Share-Based Payment” all forms of share-based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest. As the Company did not issue any employee SBP prior to September 30, 2007, there is no compensation cost recognized in the accompanied consolidated financial statements.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC 505-50, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” which requires that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instrument vests. Non-employee stock-based compensation charges are amortized over the vesting period or period of performance of the services.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

Recent Accounting Pronouncements:

In September 2011, the FASB issued Accounting Standards Update 2011-08 Intangibles—Goodwill and Other (Topic 350), Testing Goodwill for Impairment. The objective of this update is to simplify how entities, both public and nonpublic, test goodwill for impairment. The amendments in the update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2011. The adoption of this standard did not have a material impact on its financial position, results of operations or cash flows.

In June 2011, the FASB issued Accounting Standards Update 2011-05 - Comprehensive Income (Topic 220): Presentation of Comprehensive Income. Under the amendments to Topic 220, Comprehensive Income, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments do not change the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, with one amount shown for the aggregate income tax expense or benefit related to the total of other comprehensive income items. In both cases, the tax effect for each component must be disclosed in the notes to the financial statements or presented in the statement in which other comprehensive income is presented. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2011. The adoption of this standard did not have a material impact on its financial position, results of operations or cash flows.

In May 2011, the FASB issued Accounting Standards Update 2011-04—Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The FASB does not intend for the amendments in this update to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2011. The adoption of this standard did not have a material impact on its financial position, results of operations or cash flows.

In May 2010, the FASB issued Accounting Standards Update 2010-19 (“ASU 2010-19”), Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in this update are effective as of the announcement date of March 18, 2010. The ASU 2010-19 did not have a material effect on the financial position, results of operations or cash flows of the Company.

In April 2010, the FASB issued Accounting Standards Update 2010-17 (“ASU 2010-17”), Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition. This Update provides guidance on defining a milestone under Topic 605 and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

In April 2010, the FASB issued Update No. 2010-13 “The Effects of Denominating the Exercise Price of a Share-based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades ” (“2010-13”). The objective of this Update is to address the classification of an employee share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades. The amendments in this Update affect entities that issue employee share-based payment awards with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades that differs from the functional currency of the employer entity or payroll currency of the employee. The amendments affect entities that have previously considered such awards to be liabilities because of their exercise price. The amendments clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, such an award should not be classified as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The adoption of this standard did not have a material impact on its financial position, results of operations or cash flows.

In February 2010, the FASB issued Update No. 2010-09 “Subsequent Events” (“2010-09”). The amendments remove the requirement for an SEC filer to disclose a date in both issued and revised financial statements. Additionally, the Board has clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. All of the amendments in this Update are effective immediately.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued guidance amending fair value disclosures for interim and annual reporting periods beginning after December 15, 2009. This guidance requires disclosures about transfers of financial instruments into and out of Level 1 and 2 designations and disclosures about purchases, sales, issuances and settlements of financial instruments with a Level 3 designation. The Company adopted this guidance with effect from January 1, 2010 without material impact on its consolidated financial statements.

In January 2010 the FASB issued Update No. 2010-05 “Compensation—Stock Compensation—Escrowed Share Arrangements and Presumption of Compensation” (“2010-05”). 2010-05 re-asserts that the Staff of the Securities Exchange Commission (the “SEC Staff”) has stated the presumption that for certain shareholders escrowed share represent a compensatory arrangement. 2010-05 further clarifies the criteria required to be met to establish a position different from the SEC Staff’s position. The pronouncement did not have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-02 “Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification” (“2010-02”) an update of ASC 810 “Consolidation.” 2010-02 clarifies the scope of ASC 810 with respect to decreases in ownership in a subsidiary to those of a subsidiary or group of assets that are a business or nonprofit, a subsidiary that is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business or nonprofit activity to a non-controlling interest including an equity method investee or a joint venture. The amendments are effective beginning in the period that an entity adopts Statement 160. Management does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows. Management does not intend to decrease its ownership in any of its wholly-owned subsidiaries.

In December 2009, the FASB amended the Accounting Standards Codification (“ASC”) to provide consolidation guidance that requires a more qualitative assessment of the primary beneficiary of a variable interest entity (“VIE”) based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The amended guidance also requires an ongoing reconsideration of the primary beneficiary. This guidance was adopted by the Company on a prospective basis as of January 1, 2010 without material impact on its consolidated financial statements.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

In December 2009, the FASB amended the ASC to provide guidance on the accounting for transfers and servicing of financial assets. This guidance became effective for fiscal years beginning after November 15, 2009 and was adopted by the Company on a prospective basis as of January 1, 2010 without material impact on its consolidated financial statements.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

NOTE 3    -

OTHER RECEIVABLES

	December 31, 2011	December 31, 2010
VAT reclaimable	$ 3,261	$ 12,060
Advances given	-	-
Other	1,138	2,899
Total	$ 4,399	$ 14,959

NOTE 4    -

RESEARCH AND DEVELOPMENT (“R&D”)

In August, 2008, the Company entered into an agreement with a Hungarian individual to establish FireLESS Kft (FireLESS). FireLESS’s business is focused on acquiring the appropriate licenses and certificates to internationally market FireSAFE and will work with local and international fire agencies to test and establish usability baselines for FireSAFE. The Company is a minority shareholder in FireLESS with 30% voting rights, which operates under independent management.

In August, 2007, the Company entered into an agreement with two Hungarian individuals to establish In4 Kft (“in4). in4’s business is focused on software development and information technology purposes. Originally the Company was a minority shareholder in in4 with 30% voting rights. In4 Ltd. operates under independent management.

In August, 2007, the Company also entered into a loan commitment agreement with in4. According to the agreement the Company has committed a loan of approximately $271,000 to in4. The loan amount has been provided by May 31, 2009. In November of 2008 the Company transferred to in4 the entire loan amount, upon which the Company elected to covert the loan into an additional 10% equity in in4. As of January 15, 2009 the Company maintains a minority 40% equity in in4 Ltd. Since capitalization of the loan to equity, as of December 31, 2009 the Company has provided an additional $310,000 loan to in4. During 2010 a new investor entered in4 Ltd, and the share of the Company decreased to 38.5%.

Since the repayment of loans, advances and other investment is contingent on the results of the R&D of iGlue having future economic benefit, management has expensed the Company's investment in in4 and in FireLESS of approximately $5,000 and $900, respectively, and loans to in4 of approximately $310,000 as R&D in the accompanying condensed consolidated statements of operations, in accordance with ASC 730-10-25 "Research and Development Arrangements".

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 5    -

FIXED ASSETS

Net property and equipment consisted of the followings at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010

Machinery and equipment	$ 54,720	$ 62,187
Vehicles	377,139	435,435
Office equipment	63,177	67,212
Software and website registration rights	48,387	55,866
Total	543,423	620,700
Less: Accumulated depreciation and amortization	(347,652)	(311,857)
Net property and equipment	195,771	308,843

The net book value of fixed assets under capital lease amount to $156,489 and $251,920 at December 31, 2011 and at December 31, 2010, respectively. Depreciation and amortization expense for the years ended December 31, 2011 and December 31, 2010 was $92,536 and $98,168, respectively and $453,963 for the period from April 26, 2006 (date of inception) to December 31, 2011.

NOTE 6    -

NOTE PAYABLE

Mary Passalaqua

On August 5, 2011 the company was presented with an Amended Convertible Promissory Note by Mary Passalaqua. In the revised agreement Ms. Passalaqua requested that the outstanding portion of the Promissory Note be paid in shares in such quantity that will satisfy the debt of $195,000 owned. As first step in this conversion process Mary Passalaqua requested the conversion of $70,000 dollars into shares of common stock. To satisfy this request the Company instructed its transfer agent to issue Mary Passalaqua 2,400,000 shares of common. Upon conversion of the $70,000 outstanding Promissory Note balance will be $125,000 plus accrued interest.

On October 20, 2011 the Company was presented with an Amended Convertible Promissory Note by Mary Passalaqua. In the revised agreement Ms. Passalaqua requested that the outstanding portion of the Promissory Note be paid in shares in such quantity that will satisfy the debt of $125,000 owned. As second step in this conversion process Mary Passalaqua requested the conversion of $20,000 dollars into shares of common stock. To satisfy this request the Company instructed its transfer agent to issue Mary Passalaqua 3,500,000 shares of common. Upon conversion of the $20,000 our outstanding Promissory Note balance will be $105,000 plus accrued interest.

On April 10, 2007, in connection with reverse merger (See Note 1), the Company assumed a note payable of $250,000 to a former stockholder, Mary Passalaqua originally with one year maturity at April 5, 2008. The note has been expanded by one year to April 5, 2009 with the same conditions. As such note payable was issued immediately prior to the reverse merger, such issuance was recorded as additional compensation by the Company prior to the reverse merger. Accordingly, such compensation is reflected in the accompanying consolidated balance sheet as the accumulated deficit of the Company, and will not be reflected in the Statement of operations, as such compensation expense was structured as an expense prior to the recapitalization.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 6    -

NOTE PAYABLE (Continued)

In November, 2008 the Company settled $35,000 from the outstanding liability, and in May of 2009 the Company settled another $20,000 from the liability. The note payable bears interest at the prime rate (3.25% at September 30, 2011). Interest expense in connection with such note amounted to $44,702 and $40,009 for the year ended at September 30, 2011 and at December 31, 2010, respectively, and was accrued and included in accounts payable and accrued liabilities in the accompanying consolidated balance sheet.

Infinite Funding

On July 19, 2011 the Company entered into a Promissory Note with Infinite Funding, Inc whereby Infinite Funding provided $49,000 dollars in loans to the Company. The Note bears interest at 12% per annum.

On March 16, 2011 the Company entered into a Convertible Promissory Note with Infinite Funding LLC whereby Infinite Funding provided $76,000 dollars in loans to the Company. The note bears interest at 10%, is due December 5, 2011, and is convertible into shares of common stock at a conversion price of $0.05. On December 4, 2011 we received an extension to this note to December 31, 2012.

NOTE 7    -

CAPITAL LEASES PAYABLE

In August, 2007, the Company entered into capital lease agreements on 3 vehicles for management purposes. The maturity of the lease is 60 months and is denominated in CHF. Installments and interest is due on a monthly basis. In December, 2007, the Company entered into additional capital lease agreements on 2 vehicles for management purposes. The maturity of the lease is 72 months and is denominated in CHF. Installments and interest is due on a monthly basis.

In December 2008, the Company settled the capital lease agreements on 2 vehicles and replaced them with new agreements for additional 2 vehicles, totaling 5 capital lease agreements at December 31, 2008. The maturity of the new leases varies from 60 to 72 months and are denominated in EUR and CHF. Installments and interests are due on a monthly basis.

In September 2009, the Company closed a capital lease agreement for one vehicle. The related asset has been sold.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 7    -

CAPITAL LEASE PAYABLE (Continued)

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2011:

For the year ending December 31, 2011	Amounts

2012	84,621
2013	68,027
2014	37,264

Total minimum lease payments	189,912

Less: amounts representing interest	21,072

Present value of net minimum lease payments	168,840

Less: current portion	60,520

Long term liability	$ 108,320

NOTE 8    -

STOCKHOLDERS’ EQUITY

On October 26, 2011 the Company entered into an equity exchange agreement with each of Messrs. Viktor Rozsnyay and Daniel Kun, Jr. Mr. Rozsnyay is President, CEO and Chairman of the Board of Directors of the Company and Mr. Kun is its Vice-President. Each Agreement is identical and provides in summary form as follows: each of Messrs. Rozsnyay and Kun will deliver twelve million (12,000,000) shares of their shares of common stock of the Company to the Company for cancellation immediately. The Agreement provides that the Exchange Shares so delivered will be returned to the treasury of the Company as unauthorized shares of common stock and will become available for subsequent issuance by the Company from time to time. In return for the surrender of the Exchange Shares, the Company will issue and deliver two million (2,000,000) restricted shares of a new class of Series A Preferred shares, 1,000,000 shares each to Mr. Rozsnyay and Mr. Kun. The Company attached as an Exhibit the Series A preferred agreements.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 8    -

STOCKHOLDERS’ EQUITY (Continued)

Private placements

On November 14, 2011, pursuant to a private placement under Regulation S of the Securities Act of 1933, as amended, the Company sold 27,700 shares of its common stock at $0.16 per share to an unaffiliated private investor for aggregate proceeds of $4,432.

On September 2, 2011, pursuant to a private placement under Regulation S of the Securities Act of 1933, as amended, the Company sold 1,727,013 shares of its common stock at $0.16 per share to two unaffiliated private investors for aggregate proceeds of $276,322.

On August 29, 2011, pursuant to a private placement under Regulation S of the Securities Act of 1933, as amended, the Company sold 17,825 shares of its common stock at $0.12 per share to one unaffiliated private investor for aggregate proceeds of $2,137.

During the second quarter of 2011, pursuant to a private placement under Regulation S of the Securities Act of 1933, as amended, the Company sold 196,489 shares of its common stock at $0.29 for aggregate proceeds of $56,983.

During the third quarter of 2010, pursuant to a private placement under Regulation S of the Securities Act of 1933, as amended, the Company sold 70,000 shares of its common stock at $0.50 for aggregate proceeds of $35,000.

During the first half of 2010, pursuant to a private placement under Regulation S of the Securities Act of 1933, as amended, the Company sold 1,470,000 shares of its common stock at $0.10 for aggregate proceeds of $147,000, and sold 62,500 shares of its common stock at $0.08 for proceeds of $5,000.

In February 2010, pursuant to a private placement under Regulation S of the Securities Act of 1933, as amended, the Company sold 65,000 shares of its common stock at $0.12 for aggregate proceeds of $7,701.

In November 2009, pursuant to a private placement under Regulation S of the Securities Act of 1933, as amended, the Company sold 175,000 shares of its common stock at $0.16 and 111,110 shares of its common stock at $0.20 per share for aggregate proceeds of $50,222.

In October 2008, pursuant to a private placement under Regulation S of the Securities Act of 1933, as amended, the Company sold 2,500,000 shares of its common stock at $0.4 per share for aggregate proceeds of $1,000,000.

In February of 2008, shares of common stock of the Company have been approved by FINRA for quotation and trading on the Over The Counter Bulletin Board (OTCBB) under the ticker symbol PWRV. Trading commenced in the Company’s securities on the OTCBB beginning on February 21, 2008.

In January 2008, pursuant to a private placement under Regulation S of the Securities Act of 1933, as amended, the Company sold 32,500 shares of its common stock at $3.25 per share for aggregate proceeds of $105,625.

In October 2007, pursuant to a private placement under Regulation S of the Securities Act of 1933, as amended, the Company sold 104,000 shares of its common stock at $2.50 per share for aggregate proceeds of $260,000. The Company also entered into a Registration Rights Agreement, pursuant to which it agreed that as soon as practicable from the Offering Termination Date, as defined in the Registration Rights Agreement, it would file a registration statement with the SEC covering the resale of the shares of the Company’s common stock that are issuable pursuant to this private placement. There are no stipulated damages outlined in the Registration Rights Agreement for failure to file within the agreed upon time frame. Under such agreement, the holder is entitled to exercise all rights granted by law, including recovery of damages under this agreement.

The Company filed Form SB-2 a registration statement with SEC on November 14, 2007, which was approved on January 30, 2008.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 8  -  STOCKHOLDERS’ EQUITY (Continued)

Consulting agreements

During October 2011, the Company entered into agreements with three unaffiliated professionals for one year business consulting services. According to the agreement the professionals provide consulting services to the Company for 12 months. In connection with these services, the Company issued to them 640,000 shares of the Company’s common stock. These share issuances were recorded at the fair value of contracting date which is the market price on the commitment date $0.11 and $0.09 per share in the total amount of $61,200 and the related expense was recorded under general administration.

On September 27, 2011, the Company entered into agreements with two unaffiliated professionals for one year business consulting services. According to the agreement the professionals provide consulting services to the Company for 12 months. In connection with these services, the Company issued to them 100,000 shares of the Company’s common stock. These share issuances were recorded at the fair value of contracting date which is the market price on the commitment date $0.14 per share in the total amount of $14,000 and the related expense was recorded under general administration.

During April and May of 2011, the Company entered into agreements with five unaffiliated professionals for one year business consulting services. According to the agreement the professionals provide consulting services to the Company for 12 months. In connection with these services, the Company issued to them 505,000 shares of the Company’s common stock.

These share issuances were recorded at the fair value of contracting date which is the market price on the commitment date, ranging from $0.34 to $0.48 per share in the total amount of $190,900 and the related expense was recorded under general administration.

On February 7, 2011 the Company entered into a one year business consultation agreement with an unaffiliated person who is to provide general business development and incubation consultation. In exchange for his services the Company issued a onetime payment of 215,000 shares of our common stock, which vested immediately. These share issuances were recorded at $0.3 per share in the total amount of $64,500 and the related expense was recorded under general administration.

On February 9, 2011 the Company entered into a one year business consultation agreement with an unaffiliated person who is to provide services in term of potential business opportunities in Poland. In exchange for his services we issued a onetime payment of 435,000 shares of our common stock, which vested immediately. These share issuances were recorded at $0.24 per share in the total amount of $104,400 and the related expense was recorded under general administration.

On February 24, 2011 the Company entered into a one year business consultation agreement with an unaffiliated person who is to provide general business development and incubation consultation. In exchange for his services we issued a onetime payment of 75,000 shares of our common stock, which vested immediately. These share issuances were recorded at $0.3 per share in the total amount of $22,500 and the related expense was recorded under general administration.

The consulting agreements are entered for a 12 months period. According to the agreements the consultants will provide general business consulting services. As consideration for such services, the Company issued an aggregate of 1,970,000 shares of the Company’s common stock. These share issuances were recorded at the fair value of commitment date in the total amount of $457,888 in accordance with measurement date principles prescribed under ASC 505-50 and ASC 718-10. The Company is amortizing the fair value of the shares over the term of the agreement to stock-based compensation expense, which amounted to $316,098 for the period ended December 31, 2011, respectively and $316,098 for the period from April 26, 2006 (date of inception) to December 31, 2011, in accordance with ASC 505-50 and ASC 718-10.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 8 -  STOCKHOLDERS’ EQUITY (Continued)

During the October and November 2010, the Company entered into agreements with several unaffiliated professionals for consulting services. According to the agreement the professionals provide consulting services to the Company in 2010. In connection with these services, the Company issued to them 874,000 shares of the Company’s common stock. These share issuances were recorded at $0.5 per share in the total amount of $437,000 and the related expense was recorded under general administration.

In September 2010, the Company entered into an agreement with four unaffiliated professionals for consulting services. According to the agreement the professionals provided consulting services to the Company in 2010. In connection with these services, the Company issued to them 153,000 shares of the Company’s common stock. These share issuances were recorded at $0.5 per share in the total amount of $76,500 and the related expense was recorded under general administration.

The consulting agreements are entered for a 12 months period. According to the agreements the consultants will provide general business consulting services. As consideration for such services, the Company issued an aggregate of 1,027,000 shares of the Company’s common stock. These share issuances were recorded at the fair value of commitment date ($0.5 per share) in the total amount of $513,500 in accordance with measurement date principles prescribed under ASC 505-50 and ASC 718-10. The Company is amortizing the fair value of the shares over the term of the agreement to stock-based compensation expense, which amounted to $312,972 and $200,528 for the periods ended December 31, 2011 and 2010, respectively and $513,500 for the period from April 26, 2006 (date of inception) to December 31, 2011, in accordance with ASC 505-50 and ASC 718-10.

In June 2010, the Company entered into an agreement with two unaffiliated professionals for consulting services. According to the agreement the professionals provided consulting services to the Company in 2010. In connection with these services, the Company issued to them 20,000 shares of the Company’s common stock. These share issuances were recorded at $0.1 per share in the total amount of $2,000 and the related expense was recorded under general administration.

In April 2009, the Company entered into an agreement with two unaffiliated professionals for consulting services. According to the agreement the professionals provided consulting services to the Company in 2009. In connection with these services, the Company issued to them 250,000 shares of the Company’s common stock. These share issuances were recorded at $0.4 per share in the total amount of $100,000 and the related expense was recorded under general administration.

In June 2007, pursuant to a private placement under Regulation S of the Securities Act of 1933, as amended, the Company sold 2,250,000 shares of its common stocks at $0.34 per share for a total subscription receivable of $765,000. The Company also entered into a Registration Rights Agreement, pursuant to which it agreed that as soon as practicable from the Offering Termination Date, as defined in the Registration Rights Agreement, it would file a registration statement with the SEC covering the resale of the shares of the Company’s common stock that are issuable pursuant to this private placement. There are no stipulated damages outlined in the Registration Rights Agreement for failure to file within the agreed upon time frame. Under such agreement, the holder is entitled to exercise all rights granted by law, including recovery of damages under this agreement. In June 2007, the Company entered into five consulting agreements with five consultants for 12 to 24 month periods. According to the agreements the consultants will provide general business consulting services. As consideration for such services, the Company issued an aggregate of 1,375,000 shares of the Company’s common stock. These share issuances were recorded at $0.34 per share in the total amount of $467,501 in accordance with measurement date principles prescribed under ASC 505-50 and ASC 718-10. The Company is amortizing the fair value of the shares over the term of the agreement to stock-based compensation expense, which amounted to $0 for the period ended December 31, 2011 and 2010, respectively and $467,501 for the period from April 26, 2006 (date of inception) to December 31, 2011, in accordance with ASC 505-50 and ASC 718-10.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 8 -  STOCKHOLDERS’ EQUITY (Continued)

In April 2007, the Company entered into an agreement with two professionals for legal services. According to the agreement the professionals provided legal services to the Company in 2007. In connection with these services, the Company issued to them 500,000 shares of the Company’s common stock. These share issuances were recorded at $0.34 per share in the total amount of $170,000 and the related expense was recorded under general administration.

In connection with the ITA (See Note 4), the Company issued 100,000 shares of the Company’s common stock to the Inventors. These shares issuance were recorded at fair value of $0.34 per share in the total amount of $34,000. The cost of the related invention was recorded as research and development expense.

Other agreements

On October 8, 2008, Power of the Dream Ventures, Inc. (the “Company”) entered into a Standby Equity Distribution Agreement (the “Standby Equity Distribution Agreement”) with YA Global Investments, L.P. (the “Investor”). Pursuant to the terms of the Standby Equity Distribution Agreement, the Company (a) agreed to issue and sell to the Investor up to $5,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) in tranches of equity, based upon a 7% discount to the market price of the Common Stock, calculated over the five trading days following notice by the Company of an election to sell shares; and (b) issued to the Investor a warrant (the “Warrant”) to purchase 4,027,386 shares of Common Stock at the exercise price per share of $0.29. The Warrant is not part of the commitment shares issued by the company to the investor.

The investor must purchase the shares underlying the Warrant. The Warrant price was determined based upon the highest Bid price on the day of the closing of the agreement. The YA Global is required to exercise the warrant upon notice by PDV of an election to have the warrants exercised at a fix price of $0.29 per common stock.

In connection with the Standby Equity Distribution Agreement, the Company entered into a Registration Rights Agreement with the Investor (the “Registration Rights Agreement”) pursuant to which the Company agreed to register for resale the shares of Common Stock that may be purchased by the Investor pursuant to the Standby Equity Distribution Agreement, the shares of Common Stock issuable upon exercise of the Warrant and 2,000,000 shares of Common Stock (the “Commitment Shares”) issued to the Investor as a commitment fee pursuant to the terms of the Standby Equity Distribution Agreement. The 2,000,000 shares issued as a commitment fee were valued at $0.4 per share or $800,000 based on the fair value at issuance date. The $800,000 commitment fee has been debited against additional paid in capital in accordance with the provisions of Staff Accounting Bulletin Topic 5A .

On September 24, 2010 the Company notified YA Global Investments in writing of its intention to terminate the Standby Equity Distribution Agreement (SEDA).

In response to this letter YA Global informed the company in a letter dated October 5, 2010 that the SEDA agreement will terminate on or about October 15, 2010. YA Global also informed the company that even though the SEDA agreement is terminated its associated Warrant to purchase 4,027,386 shares of common stock remains in effect until it expires on October 8, 2013.

On October 18, 2010 the company received notice from YA global for the exercise of 50,000 warrant shares on a cashless basis. This cashless exercise resulted in the issuance of 3,226 shares of Common stock to YA Global. Following this exercise YA Global has 3,977,386 warrant shares available for purchase.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 8 -  STOCKHOLDERS’ EQUITY (Continued)

On May 17, 2008 the Company entered into an agreement with Wakabayashi Fund LLC in order to arrange financing for working capital as an intermediary. Wakabayashi Fund LLC provided capital funding services including serving as an investment banking liaison and acted as capital consultant for a six month period. The Company issued 111,111 shares of restricted common stock upfront at $1.35 per share, the market price of the stock on the commitment date of the agreement. Additionally, the Company agreed to pay for the capital funding services 7% success fee. These share issuances were recorded at $1.35 per share in the total amount of $150,000 in accordance with measurement date principles prescribed under ASC 505-50. The Company is amortizing the fair value of the shares in general and administration expenses over the term of the agreement to stock-based compensation expense, which amounted to $0 for the period ended December 31, 2011 and $150,000 for the period from April 26, 2006 (date of inception) to December 31, 2011, in accordance with ASC 505-50. As of November 17, 2008 this agreement has been terminated without any funds raised.

On April 18, 2008 the Company entered an agreement with RedChip Companies Inc. and Partner Media4Equity Inc. for an investor relationship program for a period of 12 months. The Company secured and delivered 306,570 restricted common shares with a market price of $0.70 for a 12 months period in connection with RedChip investor relationship services. The compensation for Media4Equity services was the delivery of 1,500,000 restricted common shares. These share issuances were recorded at $0.75 per share, the market price of the stock on the commitment date of the agreement, for a total amount of $1,125,000 in accordance with measurement date principles prescribed under ASC 505-50. The Company is amortizing the fair value of the shares in general and administration expenses over the term of the agreement to stock-based compensation expense, which amounted to $0 for the periods ended December 31, 2011 and December 31, 2010, respectively and $1,339,599 for the period from April 26, 2006 (date of inception) to December 31, 2011, in accordance with ASC 505-50.

Stock based compensations

On January 1, 2011, the Company entered into a restricted stock agreement with Ildiko Rozsa, who is to serve as the Chief Financial Officer of the Company. As part of the agreement Ms. Rozsa was granted 100,000 shares of the Company’s restricted common stock of which 25,000 shares will vest quarterly, at the end of each quarter, so long as Ms. Rozsa is employed by the Company.

On January 1, 2011, the Company entered into a restricted stock agreement with Szilvia Toth, the Chief Accounting Officer of the Company. As part of the agreement Ms. Toth was granted 100,000 shares of restricted common stock, of which 25,000 shares will vest quarterly, at the end of each quarter, so long as Ms. Toth is employed by the Company.

On January 1, 2011, the Company entered into a restricted stock agreement with Imre Eotvos, the Technology Assistant of the Company. As part of the agreement Mr. Eotvos was granted 120,000 shares of restricted common stock, which will vest on equal installments of 30,000 shares quarterly, at the end of each quarter, so long as Mr. Eotvos is employed by the Company.

On January 1, 2011, the Company entered into a restricted stock agreement with Daniel Kun, Jr., who is to serve as Secretary and Vice President of the company on a going forward basis. As part of the agreement Mr. Kun was granted 120,000 shares of restricted common stock, which will vest on equal installments of 30,000 shares quarterly, at the end of each quarter, so long as Mr. Kun is employed by the Company.

On January 1, 2011, the Company entered into a restricted stock agreement with Gene Guhne, who is to serve as Director of the company on a going forward basis. As part of the agreement Mr. Guhne was granted 100,000 shares of restricted common stock, which will vest on equal installments of 25,000 shares quarterly, at the end of each quarter, so long as Mr. Guhne is employed by the Company.

As consideration for the above services, the Company issued an aggregate of 540,000 shares of the Company’s common stock. These share issuances were recorded at $0.15 per share in the total amount of $81,000 in accordance with measurement date principles prescribed under FAS 123 (R).

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 8 -  STOCKHOLDERS’ EQUITY (Continued)

During the second quarter of 2010, the Company entered into a restricted stock agreement with Ildiko Rozsa, who is to serve as the Chief Financial Officer of the Company. As part of the agreement Ms. Rozsa was granted 100,000 shares of the Company’s restricted common stock of which 25,000 shares will vest quarterly, at the end of each quarter, so long as Ms. Rozsa is employed by the Company.

During the second quarter of 2010, the Company entered into a restricted stock agreement with Szilvia Toth, the Chief Accounting Officer of the Company. As part of the agreement Ms. Toth was granted 100,000 shares of restricted common stock, of which 25,000 shares will vest quarterly, at the end of each quarter, so long as Ms. Toth is employed by the Company.

During the second quarter of 2010, the Company entered into a restricted stock agreement with Imre Eotvos, the Technology Assistant of the Company. As part of the agreement Mr. Eotvos was granted 120,000 shares of restricted common stock, which will vest on equal installments of 30,000 shares quarterly, at the end of each quarter, so long as Mr. Eotvos is employed by the Company.

During the second quarter of 2010, the Company entered into a restricted stock agreement with Daniel Kun, Jr., who is to serve as Secretary and Vice President of the company on a going forward basis. As part of the agreement Mr. Kun was granted 120,000 shares of restricted common stock, which will vest on equal installments of 30,000 shares quarterly, at the end of each quarter, so long as Mr. Kun is employed by the Company.

During the second quarter of 2010, the Company entered into a restricted stock agreement with Gene Guhne, who is to serve as Director of the company on a going forward basis. As part of the agreement Mr. Guhne was granted 100,000 shares of restricted common stock, which will vest on equal installments of 25,000 shares quarterly, at the end of each quarter, so long as Mr. Guhne is employed by the Company.

As consideration for the above services, the Company issued an aggregate of 540,000 shares of the Company’s common stock. These share issuances were recorded at $0.1 per share in the total amount of $54,000 in accordance with measurement date principles prescribed under FAS 123 (R).

On February 5, 2009, the Company entered into a restricted stock agreement with Ildiko Rozsa, who is to serve as the Chief Financial Officer of the Company. As part of the agreement Ms. Rozsa was granted 120,000 shares of the Company’s restricted common stock of which 30,000 shares will vest quarterly, at the end of each quarter, so long as Ms. Rozsa is employed by the Company.

On February 5, 2009, the Company entered into a restricted stock agreement with Szilvia Toth, the Chief Accounting Officer of the Company. As part of the agreement Ms. Toth was granted 120,000 shares of restricted common stock, of which 30,000 shares will vest quarterly, at the end of each quarter, so long as Ms. Toth is employed by the Company.

On February 5, 2009, the Company entered into a restricted stock agreement with Mihaly Zala, the Chief Technology Officer of the Company. As part of the agreement Mr. Zala was granted 120,000 shares of restricted common stock, which will vest on equal installments of 30,000 shares quarterly, at the end of each quarter, so long as Mr. Zala is employed by the Company. As of July 15, 2009 Mr. Zala is no longer employed by the Company, therefore 60,000 shares of the 120,000 granted to him were cancelled and returned to the authorized and unissued stock of the company.

On February 5, 2009, the Company entered into a restricted stock agreement with Imre Eotvos, the Technology Assistant of the Company. As part of the agreement Mr. Eotvos was granted 200,000 shares of restricted common stock, which will vest on equal installments of 50,000 shares quarterly, at the end of each quarter, so long as Mr. Eotvos is employed by the Company.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 8 -  STOCKHOLDERS’ EQUITY (Continued)

On February 5, 2009, the Company entered into a restricted stock agreement with Daniel Kun, Jr., who is to serve as Secretary and Vice President of the company on a going forward basis. As part of the agreement Mr. Kun was granted 200,000 shares of restricted common stock, which will vest on equal installments of 50,000 shares quarterly, at the end of each quarter, so long as Mr. Kun is employed by the Company.

As consideration for the above services, the Company issued an aggregate of 700,000 shares of the Company’s common stock. These share issuances were recorded at $0.4 per share in the total amount of $280,000 in accordance with measurement date principles prescribed under FAS 123 (R).

On October 24, 2007, the Company entered into a restricted stock agreement with Ildiko Rozsa, who is to serve as the Chief Financial Officer of the Company. As part of the agreement Ms. Rozsa was granted 250,000 shares of the Company’s restricted common stock of which 100,000 shares are vested upon grant and 30,000 shares will vest quarterly, at the end of each quarter, so long as Ms. Rozsa is employed by the Company.

On October 1, 2007, the Company entered into a restricted stock agreement with Szilvia Toth, the Chief Accounting Officer of the Company. As part of the agreement Ms. Toth was granted 100,000 shares of restricted common stock of which 50,000 shares are vested upon grant and 10,000 shares will vest quarterly, at the end of each quarter, so long as Ms. Toth is employed by the Company.

On October 24, 2007, the Company entered into a restricted stock agreement with Mihaly Zala, the Chief Technology Officer of the Company. As part of the agreement Mr. Zala was granted 150,000 shares of restricted common stock, which will vest on equal installments of 30,000 shares quarterly, at the end of each quarter, so long as Mr. Zala is employed by the Company.

On October 24, 2007, the Company entered into a restricted stock agreement with Imre Eotvos, the Technology Assistant of the Company. As part of the agreement Mr. Eotvos was granted 25,000 shares of restricted common stock, which will vest on equal installments of 5,000 shares quarterly, at the end of each quarter, so long as Mr. Eotvos is employed by the Company.

On October 1, 2007, the Company entered into a restricted stock agreement with Sandorne Juhasz, who provides payroll accounting services to the Company on a subcontracting basis. As part of the agreement Ms. Juhasz was granted 11,000 shares of restricted common stock, of which 8,000 is will vest upon grant and 750 shares will vest quarterly, at the end of each quarter, so long as Ms. Juhasz is employed by the Company.

On October 24, 2007, the Company entered into a restricted stock agreement with Daniel Kun, Jr., who is to serve as Secretary and Vice President of the company on a going forward basis. As part of the agreement Mr. Kun was granted 250,000 shares of restricted common stock, which will vest on equal installments of 50,000 shares quarterly, at the end of each quarter, so long as Mr. Kun is employed by the Company.

On October 24, 2007, the Company entered into a restricted stock agreement with Viktor Rozsnyay, who is serving as President and Chief Executive Officer of the Company. As part of the agreement Mr. Rozsnyay was granted 250,000 shares of restricted common stock, which will vest on equal installments of 50,000 shares quarterly, at the end of each quarter, so long as Mr. Rozsnyay is employed by the Company.

As consideration for the above services for the employment of the above 7 persons, the Company issued an aggregate of 1,036,000 shares of the Company’s common stock. These share issuances were recorded at $2.5 per share in the total amount of $2,590,000 in accordance with measurement date principles prescribed under ASC 505-50 and ASC 718-10. The Company is amortizing the fair value of the shares over the term of the agreement to stock-based compensation expense, which amounted to $0 for the period ended December 31, 2010 and $2,590,000 for the period from April 26, 2006 (date of inception) to December 31, 2010, in accordance with ASC 505-50 and ASC 718-10.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 8 -  STOCKHOLDERS’ EQUITY (Continued)

Reverse merger

On August 5, 2011 the company was presented with an Amended Convertible Promissory Note by Mary Passalaqua. In the revised agreement Ms. Passalaqua requested that the outstanding portion of the Promissory Note be paid in shares in such quantity that will satisfy the debt of $195,000 owned. As first step in this conversion process Mary Passalaqua requested the conversion of $70,000 dollars into shares of common stock. To satisfy this request the Company instructed its transfer agent to issue Mary Passalaqua 2,400,000 shares of common. On October 20, 2011, Mary Passalaqua requested the conversion of additional $20,000 dollars into shares of common stock. To satisfy this request the Company instructed its transfer agent to issue Mary Passalaqua 3,600,000 shares of common.

On October 20, 2011 the Company was presented with an Amended Convertible Promissory Note by Mary Passalaqua. In the revised agreement Ms. Passalaqua requested that the outstanding portion of the Promissory Note be paid in shares in such quantity that will satisfy the debt of $125,000 owned. As second step in this conversion process Mary Passalaqua requested the conversion of $20,000 dollars into shares of common stock. To satisfy this request the Company instructed its transfer agent to issue Mary Passalaqua 3,500,000 shares of common. Upon conversion of the $20,000 our outstanding Promissory Note balance will be $105,000 plus accrued interest.

On April 10, 2007, PDV entered into a reverse merger transaction with Vidatech. In connection with the merger 2,500,000 shares of PDV common stock remained outstanding and PDV issued 33,300,000 shares of its common stock for all the outstanding common stock of Vidatech. As a result of this transaction, the former stockholders of Vidatech became the controlling stockholders of PDV. Accordingly, the reverse merger has been accounted for as a recapitalization of Vidatech.

In May, 2006, the Company entered into a short term loan agreement with its Chief Executive Officer, Viktor Rozsnyay, for approximately $96,100 with a maturity of April 30, 2007. On December 28, 2006 Mr. Rozsnyay elected to convert the loan into equity, which is recorded as additional paid in capital.

In March, 2007, the Company entered into a short term loan agreement with its Chief Financial Officer, Daniel Kun Jr., for approximately $53,735 with a maturity of March 31, 2007. On March 31, 2007 Mr. Kun elected to convert the loan into equity, which is recorded as additional paid in capital.

Summaries of non-vested restricted stock awards are as follows:

	# Shares	Weighted Average Grant date fair value
Non-vested at December 31, 2010	-	$ -
Granted in 2011	540,000	81,000
Forfeited
Vested in 2011	(540,000)	(81,000)
Non-vested at December 31, 2011	-	-

The weighted average grant-date fair value of restricted stock awards granted for the year ended December 31, 2011 and 2010 were $0.15 and $0.50, respectively. The total fair value of shares vested during the year ended December 31, 2011 was $81,000.

POWER OF THE DREAMS VENTURES, INC. (formerly TIA V)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

NOTE 9    -

GENERAL AND ADMINISTRATION

General and administration expenses consisted of the followings at December 31, 2011 and at December 31, 2010:

	December 31, 2011	December 31, 2010
Stock based compensation	81,000	54,000
Stock based Consultant services	700,458	148,145
Other	175,860	147,852
Total	957,318	349,997

NOTE 10   -

SUBSEQUENT EVENTS

On February 15, 2012, upon FINRA approval of our proposed iGlue dividend, we distributed to our shareholders of record as of December 23, 2011 a total of 3,115,014 shares from our iGlue, Inc., holdings in the form of restricted common stock as dividend. Following this distribution we still retain a total of 2,884,986 shares of iGlue, Inc. common stock and warrant to purchase a total of three million additional shares, one million at $5 per share, one million at $7 per share and one million at $9 per share.

On February 29, 2012, after having served four years as a member of our Board of Director, effective immediately Mr. Gene Guhne has resigned as a member of the Board. His resignation was for personal reason. There were no disagreements between Mr. Guhne and the Company. As of this date the Board is comprised of one person, our Chief Executive Officer, Viktor Rozsnyay. In the near future we plan on adding additional members to our Board of Directors.